Exhibit 4.3

FOURTH AMENDED AND RESTATED

100% OID PROMISSORY NOTE

THIS FOURTH AMENDED AND RESTATED 100% OID PROMISSORY NOTE AMENDS AND RESTATES THAT CERTAIN THIRD AMENDED AND RESTATED 100% OID PROMISSORY NOTE DATED OCTOBER 19, 2023

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BYA LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

Original Issue Date: December 4, 2023	Subscription Amount:	Up to $10,000,000

Maturity Date: December 4, 2024	Original Issue Discount:	An amount equal to the Subscription Amount, up to $10,000,000

Original Interest Discount: 100%	Original Principal Amount:	The sum of the Subscription Amount and the Original Issue Discount, up to $20,000,000

NEONC TECHNOLOGIES HOLDINGS, INC.

FOURTH AMENDED AND RESTATED 100% OID PROMISSORY NOTE

THIS FOURTH AMENDED AND RESTATED 100% OID PROMISSORY NOTE (this “Note”) is duly authorized and validly issued by NeOnc Technologies Holdings, Inc., a Delaware corporation (the “Company”).

FOR VALUE RECEIVED, the Company promises to pay to HCWG LLC, or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the Original Principal Amount of up to Twenty Million Dollars ($20,000,000),or so much thereof as has been or may be advanced to or for the account of Company (taking into account the 100% Original Issue Discount specified above) pursuant to the terms of this Note, on December 4, 2024 (the “Maturity Date”). As of the date of this Note, the total amount advanced to Company by Holder (i.e., the Subscription Amount) is $6,022,026.52. This Note is subject to the following additional provisions:

1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, or liquidation or similar law of any jurisdiction relating to the Company, (b) there is commenced against the Company any such case or proceeding that is not dismissed within sixty (60) days after commencement, (c) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) the Company makes a general assignment for the benefit of creditors, (f) the Company calls a meeting of its creditors with a view to arranging a composition, adjustment, or restructuring of its debts, (g) the Company admits in writing that it is generally unable to pay its debts as they become due, or (h) the Company, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks in the City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York are generally are open for use by customers on such day.

“Company” shall have the meaning set forth in the Preamble.

“Event of Default” shall have the meaning set forth in Section 5.

“Holder” shall have the meaning set forth in the Preamble.

“Los Angeles County Courts” shall have the meaning set forth in Section 6(d).

“Maturity Date” has the meaning set forth in the Preamble.

“Maximum Rate” shall have the meaning set forth in Section 6(j).

“Note” shall have the meaning set forth in the Preamble.

“Original Issue Date” means the date of the first issuance of the Note, regardless of any transfers of the Note and regardless of the number of instruments which may be issued to evidence such Note.

“Original Principal Amount” of this Note is the amount set forth opposite such term above the Preamble.

“Person” means an individual or corporation, partnership, trust, incorporated or un-incorporated association, joint-venture, limited liability company, joint-stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Prepayment Amount” shall have the meaning set forth in Section 3.

“Principal Balance” of this Note at any date the Original Principal Amount less any prior payments or prepayments of principal hereunder.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB, or OTCQX (or any successors to any of the foregoing).

2. Interest. This Note shall not bear interest.

3. Prepayment.

a. Optional Prepayment. The Company shall have the option to prepay this Note with no penalties at any time after the Original Issue Date and prior to the Maturity Date in an amount equal to the sum of: (A) the then Principal Balance of this Note plus (B) all other amounts, costs, and expenses then due in respect of this Note (such sum, the “Prepayment Amount”).

b. Mandatory Prepayment. Upon the closing of the Company’s initial public offering the Company shall prepay 100% of this Note with no penalties, but include all other amounts, costs, and expenses then due in respect of this Note.

4. Registration of Transfers and Exchanges.

(a) Different Denominations. This Note is exchangeable for an equal aggregate Original Principal Amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

(b) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the note register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

5. Events of Default. Upon the occurrence of any Event of Default, the Principal Balance shall, at the option of the Holder, become immediately due and payable without notice or demand. The term “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree, or order of any court, or any order, rule, or regulation of any administrative or governmental body):

(a) any default in the payment of (i) the Original Principal Amount of this Note, or (ii) other amounts owing to a Holder on any Note, as and when the same shall become due and payable, which default, solely in the case of another default under clause (ii) above, is not cured within five (5) Trading Days; or

(b) the Company shall be subject to a Bankruptcy Event.

6. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address provided by the Company, or such other, email address, or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 6(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email address, or address of the Holder appearing on the books of the Company, or if no such facsimile number or email attachment or address appears on the books of the Company, at the principal place of business of such Holder, as provided by such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of: (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (Pacific time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (Pacific time) on any Business Day, (iii) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, and (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

(c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen, or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen, or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen, or destroyed, but only upon receipt of evidence of such loss, theft, or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

(d) Governing Law. All questions concerning the construction, validity, enforcement, and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the state of California, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement, and defense of the transactions (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees, or agents) shall be commenced exclusively in the state and federal courts sitting in Los Angeles County, California (the “Los Angeles County Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Los Angeles County Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Los Angeles County Courts, or such Los Angeles County Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action, or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation, and prosecution of such action or proceeding.

(e) Severability. If any provision of this Note is invalid, illegal, or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(f) Remedies, Characterizations, Other Obligations, Breaches, and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(i) Amendments; Waiver. No provision of this Note may be waived, modified, supplemented, or amended except in a written instrument signed, in the case of an amendment, by the Company and the Holder or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition, or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

(j) Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by any Holder in order to enforce any right or remedy, including, without limitation, any law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay, or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted. It is expressly agreed and provided that the total liability of the Company under the Note for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Note from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Holder with respect to indebtedness evidenced by the Note, such excess shall be applied by such Holder to the unpaid principal amount of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Holder’s election.

7. Amended and Restated Note. The Company acknowledges and agrees that this Note is given in replacement of and in substitution for, but not in repayment of that certain 100% original issue discount promissory note given by Company in favor of Holder dated April 27, 2023 in the following amounts: (a) Subscription amount of $1,600,000; (b) Original issue discount of $1,600,000; and (c) Original principal amount of $3,200,000, which was subsequently amended and restated on or about June 26, 2023 in the following amounts: (r) Subscription amount of $2,800,000; (s) Original issue discount of $2,800,000; and (t) Original principal amount of $5,600,000, which was subsequently amended and restated on or about July 26, 2023 in the following amounts: (x) Subscription amount of $4,000,000; (y) Original issue discount of $4,000,000; and (z) Original principal amount of $8,000,000, which was subsequently amended and restated on or about October 19, 2023 in the following amounts: (aa) Subscription amount of $5,000,000; (bb) Original issue discount of $5,000,000; and (cc) Original principal amount of $10,000,000 (collectively, the “Prior Notes”), and that any and all liens, pledges, assignments and security interests securing the Company’s obligations under the Prior Notes shall continue in full force and effect, are hereby ratified and confirmed by the Company, and are hereby acknowledged and agreed by the Company to secure, among other things, all of the Company’s obligations to the Holder under this Note with the same priority, operation and effect as that relating to the obligations under the Prior Notes. This Note does not extinguish the indebtedness or liabilities outstanding in connection with the Prior Notes, nor does it constitute a novation with respect thereto.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its duly authorized officer as of the Original Issue Date first above indicated.

NEONC TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Thomas C. Chen
Name:	Dr. Thomas C. Chen
Title:	Chief Executive Officer

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